EXHIBIT 99.1(b)

TO THE HOLDERS OF:


            Crossmann Communities, Inc. $50,000,000 Principal Amount
                     of 7.75% Senior Notes due June 11, 2008


                          NOTICE OF OPTIONAL PREPAYMENT


     This Notice of Optional Prepayment is provided to the holders of the above-referenced senior notes (the "Notes") of Crossmann Communities, Inc., an Indiana corporation (the "Company") issued pursuant to that certain Note Agreement, dated June 11, 1998 (the "Note Agreement"). This notice is provided pursuant to Section 2.4 of the Note Agreement.

     The Company and Beazer Homes USA, Inc. ("Beazer") have entered into a merger agreement, dated January 29, 2002 (the "Merger Agreement"), under which the Company will be merged (the "Merger") into a wholly-owned subsidiary of Beazer, Beazer Homes Investment Corp. As a result of the Merger, the corporate existence of the Company will cease, and Beazer Homes Investment Corp. will be the surviving corporation. Currently, subject to the approval of the respective shareholders of Beazer and the Company, the Company anticipates that the Merger will be completed on or about April 17, 2002.

     A notice dated March 4, 2002 was previously sent to you pursuant to Section
2.3 of the Note Agreement (the "Change of Control Notice") informing you that the Merger would constitute a change of control for purposes of the Note Agreement which entitles you to elect to have your Notes prepaid by the Company. As set forth in the Change of Control Notice, you may exercise your right to have the Company prepay your Notes by giving notice to the Company by April 2, 2002 (a "Change of Control Election").

     Pursuant to Section 2.2 and Section 2.4 of the Note Agreement, the Company has the option to prepay the Notes (the "Prepayment") at any time subject to certain conditions. The Company hereby gives notice that the Prepayment of all outstanding Notes as to which a Change of Control Election is not made will occur on April 17, 2002. The amount of the Prepayment shall be equal to the following:

     o    the principal amount of the Notes; plus

     o    accrued interest thereon to April 17, 2002; plus,

     o a Make-Whole Amount (as defined in the Note Agreement) to be calculated as of April 10, 2002.


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     Per $100,000 principal amount of Notes:

     o    the accrued interest payment as of April 17, 2002 will be $796.53; and

     o the Company currently estimates that the Make-Whole Amount will be $9,000.00.

     No later than April 12, 2002, you will be sent an additional notice providing you with a reasonably detailed computation of the Make-Whole Amount.

     The following are conditions precedent to the Prepayment: (i) satisfaction of all conditions precedent to the completion of the Merger set forth in the Merger Agreement and (ii) that the parties to the Merger be prepared to close the Merger. If these conditions are not satisfied, there will be no Prepayment.


March 18, 2002






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